SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2000

TeleCommunication Systems, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1525369

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Street
Annapolis, Maryland   21401

(Address of principal executive offices)   (Zip Code)

(410) 263-7616

(Registrant’s telephone number)

Item 5. Acquisition or Disposition of Assets.

      On November 15, 2000, TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), and its wholly-owned subsidiary, Windward Acquisition Corp., a Maryland corporation (“Windward”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Xypoint Communication, a Washington State corporation (“Xypoint”). Pursuant to the Merger Agreement and subject to the conditions set forth in the Merger Agreement, including approval of the Merger Agreement by the requisite stockholders of Xypoint, receipt of required regulatory approvals, effectiveness of a registration statement registering the shares of TCS Class A Common Stock to be issued in the Merger and other customary closing conditions, Xypoint will merge with and into Windward, with Windward being the surviving corporation.

      Under the terms of the Merger Agreement, all Xypoint common stock, preferred stock and shares reserved for issuance pursuant to outstanding warrants and options to purchase common and preferred stock, shall be canceled and converted into an aggregate of 4,300,000 shares of TCS Class A Common Stock. in a fixed exchange ratio. After the acquisition, which will be accounted for as a purchase, Xypoint shareholders will own approximately 14 percent of TCS stock on a fully diluted basis.

      Pending filing and clearance of the requisite proxy materials with the Securities and Exchange Commission, Xypoint has not yet set a date for a special meeting of its stockholders to approve the merger.

Item 7. Exhibits.

(c)	Exhibits.

2.1	Agreement and Plan of Reorganization dated November 15, 2000 by and among TeleCommunication Systems, Inc., Windward Acquisition Corp. and Xypoint Corporation.

99.1	Joint Press Release dated November 15, 2000.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 21, 2000	TeleCommunication Systems, Inc.
By: /s/ Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr. Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Reorganization dated November 15, 2000 by and among TeleCommunication Systems, Inc., Windward Acquisition Corp. and Xypoint Corporation.

99.1	Joint Press Release dated November 15, 2000.